Exhibit 99.1

JACK G. BLAZ, et. al., on behalf of themselves and all others similarly situated,	IN THE

CIRCUIT COURT

Plaintiffs,

FOR

v.	BALTIMORE COUNTY

PAN PACIFIC RETAIL PROPERTIES,	JURY TRIAL DEMANDED

INC., et. al.

Case No. 03-C-06-008085

Defendants.

FIRST AMENDED CLASS ACTION COMPLAINT

Plaintiffs, as and for their first amended class action complaint, allege as follows upon personal knowledge as to themselves and their own acts, and as to all other matters upon information and belief derived from, inter alia, a review of documents filed with the Securities and Exchange Commission (“SEC”) and publicly available sources:

SUMMARY OF THE ACTION

1. This is a stockholder class action and a derivative action brought by plaintiffs on behalf of the holders of Pan Pacific Retail Properties Inc. (“Pan Pacific” or the “Company”) common stock and derivatively on behalf of Pan Pacific, against Pan Pacific’s directors (the “Individual Defendants”) and Kimco Realty Corp. (“Kimco”) due to the Individual Defendants’ actions in causing Pan Pacific to be sold to Kimco at an inadequate consideration (the “Proposed Sale”).

2. In pursuing their unlawful plan to sell Pan Pacific to Kimco, each of the Individual Defendants violated applicable law by directly breaching and/or aiding the other defendants’ breaches of their fiduciary duties of loyalty, due care, independence, candor, good faith and fair dealing.

3. Indeed, instead of attempting to obtain the highest price reasonably available for Pan Pacific for its shareholders, the Individual Defendants carefully negotiated and timed the transaction so that it could be negotiated and agreed upon before the release of the Company’s 2006 Second Quarter results (“2006 Q2 Results”), thus effectively placing a “collar” on the price of Pan Pacific stock. As discussed herein, the 2006 Q2 Results further demonstrate that the Company is a strong company, with solid prospects for growth, and worth more than the price at which the Individual Defendants agreed to sell it for.

4. In essence, the Proposed Sale is the product of a hopelessly flawed process that was designed to ensure the sale of Pan Pacific to one buying group, and one buying group only, on terms preferential to Kimco and to subvert the interests of plaintiffs and the other public stockholders of Pan Pacific. Indeed, the Individual Defendants did not even attempt to ascertain whether anyone else was interested in purchasing Pan Pacific nor did they even consult with a financial advisor in negotiating the terms of the Proposed Sale.

5. Compounding these breaches of fiduciary duties, the Individual Defendants thereafter entered into a proposed settlement of a parallel case in the California courts asserting similar claims (the “California Action”) and which purports to release the claims asserted in this action. They did so notwithstanding that Pan Pacific is a Maryland corporation and thus Maryland law applies to the claims asserted in both this action and the California Action. They also did so notwithstanding that they had produced documents concerning the lack of adequacy of the price of the transaction to both counsel in this action and the California Action. Indeed, the proposed settlement of the California Action provides no monetary consideration whatsoever to the shareholders. Moreover, while it purports to provide additional disclosures in the definitive proxy statement that the Individual Defendants have mailed to Pan Pacific shareholders (the “Definitive Proxy Statement”), as alleged infra, that proxy statement remains deficient.

JURISDICTION AND VENUE

6. This Court has jurisdiction over this action because Pan Pacific and Kimco are both incorporated in Maryland, and the wrongful conduct challenged here relate to the Individual Defendants’ actions as directors of a Maryland corporation. Further, the wrongful conduct of Kimco relates to its aiding and abetting the breaches of fiduciary duties by the directors of a Maryland corporation.

7. Venue is proper in this Court because the defendants’ resident agent for service is based in this County.

8. This action challenges the internal affairs or governance of Pan Pacific and hence is not removable to Federal Court under the Class Action Fairness Act of 2005.

PARTIES

9. Plaintiffs Jack G. Blaz and Momentum Partners are, and at all times relevant hereto were, shareholders of Pan Pacific.

10. Defendant Pan Pacific is a Maryland corporation headquartered in Vista California. Pan Pacific is a self-administered and self-managed real estate investment trust, or REIT, with a portfolio consisting principally of community and neighborhood shopping centers. As of June 30, 2006, Pan Pacific’s portfolio totaled 138 properties, encompassing approximately 22.6 million square feet, and was 96.7% leased to 3,485 tenants.

11. Defendant Stuart A. Tanz (“Tanz”) has served as the Company’s Chairman, Chief Executive Officer and President and a director since Pan Pacific’s inception as a public company in August 1997. Tanz served as Chief Executive Officer of Revenue Properties (U.S.) Inc. from

May 1996 to August 1997 and as a director and the President of Revenue Properties (U.S.) Inc. from April 1992 to August 1997. From 1992 to August 1997, he also served in various executive capacities of Revenue Properties (U.S.) Inc.’s parent company and subsidiary entities. From 1985 to 1992, Tanz served as President of United Income Properties, Inc. where he developed property in Southern California. He was responsible for land acquisitions for Bramalea Ltd. from 1982 to 1985. Tanz also serves on the Policy Advisory Board, and is a major sponsor of many of the events, of the Burnham-Moores Institute of Real Estate at the University of San Diego School of Business Administration, where defendant Reidy is an executive director. In addition, Tanz serves on the Board of Directors for the Burnham Institute for Medical Research, and the Advisory Council for the University of Southern California Lusk Center for Real Estate. In connection with the Proposed Sale, defendant Tanz (i) will be entitled to a single severance payment of $4.2 million, (ii) will receive payments for the acceleration of vesting with respect to 88,858 restricted shares of the company’s stock that he holds, and (iii) will be granted indemnification for acts or omissions occurring prior to the consummation of the Proposed Sale.

12. Defendant Joseph P. Colmery (“Colmery”) has served as a member of the Board of Directors since November 2000. Since late 2004, Colmery has been a principal of JCSD Capital, LLC and the principal portfolio manager of JCSD Partners, an investment partnership that invests in and trades equity-related securities. Since 1998, Colmery has served as an independent consultant to financial institutions specializing in mergers and acquisitions, strategic planning and profit enhancement. In connection with the Proposed Sale, defendant Colmery will be granted indemnification for acts or omissions occurring prior to the consummation of the Proposed Sale.

13. Defendant Bernard M. Feldman (“Feldman”) has served as a member of the Board of Directors since Pan Pacific’s inception as a public company in August 1997. He currently serves as Vice-Chairman of the ICW Group of Insurance Companies, a position he has held since January 2002. Feldman held the positions of President/Chief Executive Officer of ICW Group from 1987 to 2002 as well as President/Chief Executive Officer of Western Insurance Holdings from 1991 to 2002. In connection with the Proposed Sale, defendant Feldman will be granted indemnification for acts or omissions occurring prior to the consummation of the Proposed Sale.

14. Defendant Mark J. Riedy (“Riedy”) has served as a member of the Board of Directors since Pan Pacific’s inception as a public company in August 1997. Riedy is also the Executive Director of the Burnham-Moores Center for Real Estate at the University of San Diego. From July 1988 to July 1992, he served as President and Chief Executive Officer of the National Council of Community Bankers. From July 1987 to July 1988, he served as President and Chief Operating Officer of the J.E. Robert Companies, a real estate workout firm. From January 1985 to July 1986, he served as President and Chief Operating Officer and a director of the Federal National Mortgage Association. Riedy also serves on the Boards of Directors of Neighborhood Bancorp and Bio-Med Realty Trust. In connection with the Proposed Sale, defendant Riedy will be granted indemnification for acts or omissions occurring prior to the consummation of the Proposed Sale.

15. Defendant Kimco is a Maryland corporation headquartered at New Hyde Park, New York. Kimco operates as a real estate investment trust (REIT) and is the largest publicly traded owner and operator of neighborhood and community shopping centers in North America. In addition, Kimco develops retail properties for sale, invests in real estate related securities and mortgages secured by retail real estate, and provides capital and expertise to retailers with surplus real estate.

16. The defendants named above in ¶¶11-14 are sometimes collectively referred to herein as the “Individual Defendants.”

DEFENDANTS’ FIDUCIARY DUTIES

17. In accordance with their duties of loyalty, care and good faith, each Individual Defendant owed and owes Pan Pacific and its shareholders fiduciary obligations and were and are required by law to: (1) use their ability to control and manage Pan Pacific in a fair, just and equitable manner; (2) act in furtherance of the best interests of Pan Pacific and its public shareholders; (3) act to maximize shareholder value in connection with any change in ownership and control; (4) govern Pan Pacific in such a manner as to heed the expressed views of its public shareholders; (5) refrain from abusing their positions of control; and (6) not favor their own interests at the expense of Pan Pacific and its public shareholders.

18. Plaintiffs allege herein that the Individual Defendants, separately and together, in connection with the sale of Pan Pacific, violated the fiduciary duties they owed to plaintiffs and the other public shareholders of Pan Pacific, including their duties of loyalty, good faith and independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits, not shared equally by plaintiffs or the Class.

19. Because the Individual Defendants have breached their duties of loyalty, good faith and independence in connection with the sale of Pan Pacific, the burden of proving the inherent or entire fairness of the Proposed Sale, including all aspects of its negotiation and structure, is placed upon the Individual Defendants as a matter of law.

CLASS ACTION ALLEGATIONS

20. Plaintiffs bring this action as a class action pursuant to Maryland Rule (“Md. R.”) 2-231 on behalf of all Pan Pacific common stock holders. Excluded from the Class are defendants, members of the immediate families of the defendants, their heirs and assigns, and those in privity with them.

21. The members of the Class are so numerous that joinder of all of them would be impracticable. While the exact number of Class members is unknown to plaintiffs, and can be ascertained only through appropriate discovery, plaintiffs believe there are hundreds if not thousands of Class members. Pan Pacific has over 40 million shares of common stock outstanding.

22. Plaintiffs’ claims are typical of the claims of the Class, since plaintiffs and the other members of the Class have and will sustain damages arising out of defendants’ breaches of their fiduciary duties. Plaintiffs do not have any interests that are adverse or antagonistic to those of the Class. Plaintiffs will fairly and adequately protect the interests of the Class. Plaintiffs are committed to the vigorous prosecution of this action and have retained counsel competent and experienced in this type of litigation.

23. There are questions of law and fact common to the members of the Class that predominate over any questions which, if they exist, may affect individual class members. The predominant questions of law and fact include, among others, whether:

(a) the defendants have and are breaching their fiduciary duties to the detriment of Pan Pacific’s shareholders;

(b) the Class has been damaged and the extent to which members of the Class have sustained damages, and what is the proper measure of those damages; and

(c) the defendants are pursuing a course of business designed to eliminate the public shareholders of Pan Pacific at an inadequate consideration and to the unfair benefit of Pan Pacific’s directors and executive officers.

24. A class action is superior to all other available methods for the fair and efficient adjudication of this controversy, since joinder of all members is impracticable. Further, as individual damages may be relatively small for most members of the Class, the burden and expense of prosecuting litigation of this nature makes it unlikely that members of the Class would prosecute individual actions. Plaintiffs anticipate no difficulty in the management of this action as a class action. Further, the prosecution of separate actions by individual members of the class would create a risk of inconsistent or varying results, which may establish incompatible standard.

DERIVATIVE ALLEGATIONS

25. Plaintiffs bring this action derivatively in the right and for the benefit of Pan Pacific to redress injuries suffered by Pan Pacific and its shareholders as a direct result of the wrongful conduct by defendants. Pan Pacific is named as a defendant in this action solely in a nominal capacity.

26. Plaintiffs will fairly and adequately represent the interests of Pan Pacific and its shareholders in enforcing and prosecuting their rights, and have retained counsel experienced, competent and practiced in litigating derivative actions.

SUBSTANTIVE ALLEGATIONS

THE COMPANY

27. Since its formation in 1997, Pan Pacific has regularly reported “strong,” “solid” and “record” earnings. For example, for the year ending December 31, 2005, the Company’s financial results were as follows:

•	Total Funds from Operations (FFO) increased 8.8% from $143.6 million for the year ended December 31, 2004 to $156.2 million. On a per share basis, FFO increased 8.6% to $3.49 for the year ended December 31, 2004 to $3.79 for the year ended December 31, 2005.

•	Total revenue increased 7.6% from $286.7 million for 2004 to $308.4 million.

•	Net income increased from $102.0 million or $2.52 per share in 2004 to $111.3 million or $2.73 per share.

28. Defendant Tanz, the Company’s President and CEO stated as follows with regard to the Company’s 2005 financial results:

2005 proved to be one of the strongest on record for the company. We achieved 8.6% growth in FFO per share, exceeding our original guidance established over a year ago. Our growth was driven by our strong portfolio performance where we attained an occupancy level of 97.1%, leased a record 2.5 million square feet, and achieved double-digit growth in same-store re-leasing rents for the eighth consecutive year. Our growth was also driven by our focused investment strategy to acquire grocery-anchored shopping centers in established metropolitan markets on the West Coast. This year we invested $144.6 million by acquiring six grocery-anchored neighborhood centers and sold one non-strategic asset for $30.4 million .... With our conservative balance sheet, and strong financial position, we are well positioned to continue generating solid growth. Looking ahead, we expect to achieve an increase of approximately 5% in FFO per share in 2006.

29. The Company’s strong financial results have continued into 2006. For example, for its most recent reported financial quarter (the first quarter ending March 31, 2006), the Company’s financial results were as follows:

•	Funds from Operations (FFO) increased 6.1% from $38.1 million for the three months ending March 31, 2005 to $40.5 million. On a per share basis, FFO increased 5.4% from $0.93 for the three months ending March 31, 2005 to $0.98.

•	Total revenue increased 7.3% from $73.9 million for the three months ended March 31, 2005 to $79.4 million.

•	Net income increased from $24.0 million or $0.59 per share for the three months ended March 31, 2005 to $24.3 million or $0.60 per share.

30. Defendant Tanz, stated as follows with regard to the Company’s 2006 First Quarter results:

Our portfolio continues to excel. First quarter occupancy reached a new six-year high of 97.1% as our leasing team executed a record number of leases and achieved a 20.5% increase, on average, in same-store re-leasing base rent. Additionally, we are continuing to focus on furthering our market presence in key West Coast metropolitan regions through our acquisition and disposition activities. With respect to our balance sheet, in light of our prudent financial ratios and strong, ongoing performance, we were recently awarded a rating upgrade by Moody’s .... Having completed a solid first quarter, we are on track to meet our previously stated objectives for 2006.

31. The Company’s solid financial results are also reflected in the Company’s stock price. For example, as demonstrated in the graph below, since 2000, an investment in Pan Pacific common stock has yielded substantially greater return than a similar investment in each of the Russell 2000 Index (which measures return in the small-cap segment of the U.S. equity universe) and the SNL Shopping Center REFT Index (an index of approximately 20 publicly-traded REITS that primarily own and operating shopping centers) based upon the respective market prices of each investment on the dates shown below, assuming an initial investment of $100 on December 31, 2000 and the reinvestment of distributions.

Total Retain Performance

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Pan Pacific Retail Properties, Inc.	100.00	138.48	186.63	255.83	351.23	388.93
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
SNL Shopping Center REITS Index	100.00	128.54	148.57	210.64	286.18	312.28

THE PROPOSED SALE

32. As the Company’s 2006 second quarter came to a close in June 2006, the Company’s shareholders were eagerly awaiting the Company’s release of its 2006 Q2 Results. The release of financial results has the largest impact on the Company’s trading price and occur just four times a year. As discussed herein, the Company’s recent string of successes poised the Company for stellar financial results in 2006. Further, the recent upgrade of the Company’s debt rating by Moody further enhanced the Company’s future net income as the Company’s debt expenses could be dramatically reduced.

33. The Company’s 2006 Q2 Results were due to be released on July 27, 2006. Thus, for defendants and Kimco’s plan to work (buying the Company based on stale financial results and not even offering a premium), defendants needed to ink the transaction and publicly issue a press release prior to July 27, 2006 and prior to any leaks to the market of such results.

34. Thus, on May 18, 2006, Pan Pacific’s board of directors instructed Pan Pacific’s management to contact Kimco’s management to ascertain its interest in acquiring Pan Pacific. Thereafter, on June 5, 2006, representatives of Pan Pacific, including defendants Tanz and Colmery, met with representatives of Kimco to discuss the merits of a possible business combination between Pan Pacific and Kimco. A little over a month after that initial meeting between Pan Pacific and Kimco, on July 9, 2006, Pan Pacific’s board approved the sale of Pan Pacific to Kimco.

35. Thereafter, on July 10, 2006, the Company issued a press release entitled “Kimco Realty Corporation and Pan Pacific Retail Properties, Inc. Announce Merger Agreement,” which stated in part as follows:

Kimco Realty Corporation and Pan Pacific Retail Properties, Inc. today announced that the two companies have entered into a definitive merger agreement. Under the terms of the agreement, Kimco will acquire all of the outstanding shares of Pan Pacific for a total merger consideration of $70.00 per share in cash. Kimco may elect to issue up to $10 per share of the total merger consideration in the form of Kimco common stock to be based upon the 10- day average closing price of Kimco shares two trading days prior to the Pan Pacific stockholders’ meeting to approve the transaction. The election to issue Kimco common stock may be made up to 15 days prior to the Pan Pacific stockholders’ meeting and may be revoked by Kimco at any time if the revocation would not delay the stockholders’ meeting for more than 10 business days.

The transaction has a total value of approximately $4.0 billion, including Pan Pacific’s outstanding debt totaling approximately $1.1 billion and approximately $2.9 billion in equity value. Kimco has received financing commitments totaling up to $3.0 billion, which it may use to fund all or a portion of the total merger consideration.

Pan Pacific’s portfolio totals 138 properties, encompassing approximately 22.6 million square feet. Kimco expects to target a substantial number of the properties for its strategic co-investment programs. These programs have produced solid investment returns and growth while further expanding Kimco’s investment and property management business.

“We feel very good about the quality and long term prospects for the neighborhood shopping centers in Pan Pacific’s portfolio,” said Kimco’s Chairman and Chief Executive Officer, Milton Cooper. “This merger fits well with our strategy of owning the highest quality shopping center portfolio, growing our management business and generating solid investment returns for our partners and shareholders while conserving our own equity capital”, he added.

Stuart Tanz, President and Chief Executive Officer of Pan Pacific stated “We believe that this offer by the nation’s largest publicly-traded owner of shopping centers is in the best interest of our stakeholders and represents an attractive price that fairly reflects the value of Pan Pacific.”

The merger has been unanimously approved by both companies’ board of directors. The transaction is expected to close during the fourth quarter of 2006. The merger is subject to customary closing conditions, including approval by the Pan Pacific stockholders.

Latham & Watkins acted as legal counsel for Pan Pacific. Houlihan Lokey Howard & Zukin served as a fairness opinion provider to Pan Pacific. Wachtell, Lipton, Rosen & Katz and Greenburg Traurig acted as legal counsel for Kimco. Venable LLP acted as Maryland counsel to the transaction. J.P. Morgan and Merrill Lynch have agreed to provide the aforementioned financing commitment.

36. Historically, when companies are taken private, shareholders receive a substantial premium to market price. This is known in the industry as a “control premium.” Here, the $70.00 per share price that Kimco is paying for Pan Pacific offers no premium to Pan Pacific’s closing price on July 7, 2006 (the last trading day before the announcement of the Proposed Sale. Indeed, the $70.00 per share price is a discount to the 52-week high of $73.74 of the Company’s stock.

37. In addition, Pan Pacific is obligated to pay a termination fee of $65 million in the event that it enters into a superior transaction. Further, if the Proposed Sale does not close because Pan Pacific shareholders vote against it, Pan Pacific breaches the merger agreement or if the sale has not been completed by January 9, 2007, Pan Pacific will be obligated to pay up to $11 million of Kimco’s expenses as well and will also have to pay the full $65 million termination fee if Pan Pacific announces another deal in the following 12 months.

38. Having announced the sale of the Company on the cheap, on July 27, 2006, the Company released its 2006 Q2 results which, in keeping with the Company’s historically “strong” performance, demonstrated as follows:

•	Net income increased from $24.4 million or $0.60 per share in the prior year quarter to $27.3 million, or $0.67 per share.

•	Revenue rose 8% from $73.6 million from the same period last year to $79.6 million.

SELF-DEALING

39. By reason of their positions with Pan Pacific, the Individual Defendants were in possession of non-public information concerning the financial condition and prospects of Pan Pacific, including information with regard the Company’s 2006 Q2 Results, and especially the true value and expected increased future value of Pan Pacific and its assets, which they did not disclose to Pan Pacific’s public stockholders prior to causing Pan Pacific to enter into the Proposed Sale.

40. Despite their duty to maximize shareholder value, the defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of Pan Pacific’s public shareholders. For example, pursuant to his employment agreement, in the event of a termination pursuant to a “change in control,” defendant Tanz will be entitled to a single severance payment of $4.2 million and over $6.2 million in payment for his restricted shares of the Company’s stock.

41. Further, Kimco has agreed to provide the officers and directors of Pan Pacific and its subsidiaries with rights to indemnification and exculpation with respect to matters occurring at or prior to the Proposed Sale. This right to indemnification will continue for six years following the close of the Proposed Sale.

42. The Proposed Sale is wrongful, unfair and harmful to Pan Pacific’s public stockholders, and represents an effort by defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. The Proposed Sale is an attempt to deny plaintiffs and the other members of the Class their rights while usurping the same for the benefit of Kimco on unfair terms.

COMPOUNDING THEIR BREACHES OF FIDUCIARY DUTIES, THE DEFENDANTS

ENTER INTO A SETTLEMENT IN A PARALLEL ACTION FILED IN CALIFORNIA

STATE COURT WHICH PURPORTS TO RELEASE THE CLASS’ CLAIMS FOR

INADEQUATE CONSIDERATION

43. On August 23, 2006, the Individual Defendants entered into a proposed settlement of the California Action which purports to release the claims asserted in this action. They did so notwithstanding that Pan Pacific is a Maryland corporation and thus Maryland law applies to the claims asserted in both this action and the California Actions. They also did so notwithstanding that they had produced documents concerning the lack of adequacy of the price of the transaction to both counsel in this action and the California Action. Indeed, the proposed settlement of the California Action provides no monetary consideration whatsoever to the shareholders. Moreover, while it purports to provide additional disclosures in the Definitive Proxy Statement, as alleged infra, that proxy statement remains deficient.

DEMAND IS FUTILE

44. Plaintiffs have not made any demand on the Board of Directors of Pan Pacific to institute this action because such a demand would be a futile, useless act since the entire Board at the time this lawsuit was brought participated in the wrongs complained of herein by virtue of the facts alleged supra.

45. Additionally, the known principal wrongdoers, including, but not limited to, defendant Tanz, and the other Individual Defendants, were in positions to, and did dominate and control Pan Pacific’s Board of Directors. Thus, the Board could not, and cannot, exercise independent objective judgment in deciding whether to bring this action or vigorously prosecute this action.

46. In order to bring this action for breach of fiduciary duties, the members of Pan Pacific’s Board of Directors would have been required to sue their fellow directors and allies in the top ranks of the Company, with whom they are close personal friends and with whom they have entangling alliances, interests and dependencies. Suing their friends and their allies is not something the Individual Defendants would be willing to do, therefore, they would not be able to vigorously prosecute any such action.

47. Pan Pacific’s Board of Directors, including each of the Individual Defendants herein, have benefited from the wrongs alleged herein, and are incapable of exercising independent objective judgment in deciding whether to bring this action. The Board members also have close personal and business ties with each other, and consequently are interested parties and cannot in good faith exercise independent business judgment to determine whether to bring this action against themselves.

48. Due to Pan Pacific’s directors’ and officers’ liability insurance coverage, if the directors cause Pan Pacific to sue themselves and the Company’s executive officers for the liability asserted herein, the directors and officers would be required to pay for the liability alleged herein. As a result, if these defendants were to sue themselves, there would be no insurance protection for this derivative action. Thus, the defendants will not sue themselves because to do so would subject them and their colleagues and/or friends to million-dollar plus judgments payable from their individual assets alone.

FIRST CAUSE OF ACTION

CLASS CLAIM FOR BREACH OF FIDUCIARY DUTIES OF CARE AND LOYALTY

(Against All Defendants Except Kimco)

49. Plaintiffs repeat and reallege all previous allegations as if set forth in full herein.

50. The Individual Defendants have violated the fiduciary duties they owe to the shareholders of Pan Pacific. The Individual Defendants’ agreement to the terms of the Proposed Sale and entry into a settlement of the California Action demonstrate a clear absence of the exercise of due care and of loyalty to Pan Pacific’s public shareholders.

51. In agreeing to the Proposed Sale, the Individual Defendants failed to properly inform themselves of Pan Pacific’s highest transactional value and failed to do so because of their interest in quickly entering into the Proposed Sale. Indeed, the Proposed Sale was entered into less than two months after Pan Pacific’s board determined to explore strategic alternatives. Further, the Individual Defendants, did not even “shop” the Company in order to procure the highest bidder, and instead negotiated solely with Kimco. In addition, the Individual Defendants did not consult with a financial advisor during negotiations with Kimco.

52. By causing Pan Pacific to enter into the Proposed Sale, the Individual Defendants have deprived plaintiffs and the Class of the opportunity to realize the higher price other buyers might be willing to pay for Pan Pacific shares, or the value that their Pan Pacific shares would have if the Company remains independent. Indeed, by negotiating and entering into the Proposed Sale prior to releasing the 2006 Q2 results, the defendants effectively placed a collar on the price of Pan Pacific, negating any impact of the positive results of the 2006 Q2 results.

53. Despite the obvious long-term value of Pan Pacific for Kimco, Pan Pacific’s shareholders will be receiving an inadequate takeover premium over Pan Pacific’s stock price prior to the announcement of the Proposed Sale. Further, the substantial synergies which Kimco will enjoy by virtue of the acquisition of Pan Pacific are not being adequately compensated for in the agreement the Individual Defendants caused Pan Pacific to enter with Kimco. Indeed, as Kimco’s management has acknowledged, for Kimco, “Pan Pacific .... was a strategic acquisition of .... a very strong portfolio.” Analysts have also expressed that same sentiment, with Banc of America analyst Ross Nussbaum stating that he believes that “Kimco got the better end of the deal.” Similarly, A.G. Edwards & Sons analyst David Aubuchon agrees stating that he thinks the transaction is “a great deal for Kimco.”

54. The $70.00 per share price to be paid to Pan Pacific’s public shareholders is unfairly and fraudulently low given that (a) the intrinsic value of Pan Pacific’s common stock is in excess of the $70.00 per share offered by Kimco, giving due consideration to the Company’s prospects for growth and profitability in light of its business, earnings power, present and future; and (b) it is not the result of an appropriate consideration of the value of Pan Pacific because the Pan Pacific board approved the Proposed Sale without undertaking steps to fairly and accurately ascertain Pan Pacific’s value.

55. Indeed, the $70.00 per share price offers no “control premium” and is below the 52-week high of $73.74. Further, as recently as March 2006, the Company stock traded above that $70.00 per share price. Moreover, Pan Pacific’s current discount to the announced value of the Proposed Sale is only 0.21%, well below the average of 3.49% and median of 1.77% discount rate, suggesting that there may be some speculation that the price will go higher.

56. In addition, the defendants’ agreement to pay Kimco a termination fee of $65 million in the event that Pan Pacific enters into a superior proposal effectively serves to deter prospective buyers from pursuing a transaction with Pan Pacific.

57. By reason of the foregoing, plaintiffs and each member of the Class are suffering irreparable injury, including injury for which there is no adequate remedy at law.

SECOND CAUSE OF ACTION

CLASS CLAIM FOR BREACH OF THE FIDUCIARY DUTY OF DISCLOSURE

(Against All Defendants Except Kimco)

58. Plaintiffs repeat and reallege all previous allegations as if set forth in full herein.

59. The Individual Defendants had a duty to fully and fairly disclose all material facts to Pan Pacific shareholders in connection with obtaining their votes with respect to the Proposed Sale.

60. The Individual Defendants have breached their duty of full and fair disclosure to plaintiff and the Class in that on August 24, 2006 they filed a Definitive Proxy Statement with the SEC that fails to disclose to Pan Pacific’s public shareholders, among many other things:

i.	Whether Pan Pacific’s board knew of the Company’s Second Quarter financial results while it was negotiating with Kimco in 2006 and when it learned of them as well as the impact of such knowledge on negotiations with Kimco.

Information regarding how the board complied with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Proposed Sale.

ii.	The negotiations that took place between Kimco and Pan Pacific with regard to pricing following Pan Pacific’s receipt of Kimco’s offer of $69 per share on June 19, 2006.

Information regarding how the board complied with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Proposed Sale.

iii.	That Pan Pacific’s 52-week high price was in excess of the $70 per share offered by Kimco.

Information regarding how the board complied with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Proposed Sale.

iv.	Whether Kimco has requested that Pan Pacific enter into any asset sale, and/or whether any such asset sale has been or is contemplated.

Information regarding how the board complied with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Proposed Sale.

v.	Information regarding (a) the identity of the limited partners of CT Operating Partnership, L.P., and Western/Pinecreek, L.P., (b) the nature of their ownership interests, (c) the benefits that would be received by the limited partners of CT Operating Partnership, L.P. and Western/Pinecreek, L.P. as a result of the Proposed Sale, and (d) Pan Pacific’s duties and contractual obligations to the limited partners of CT Operating Partnership, L.P. and Western/Pinecreek, L.P.

Information regarding how the board complied with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Proposed Sale.

vi.	In connection with the Market Approach Analysis conducted by Houlihan Lokey Howard & Zukin (“Houlihan Lokey”), defendants have failed to provide side-by-side corresponding figures for Pan Pacific, thereby preventing Pan Pacific’s shareholders from being able to read and understand the information provided in context.

Information used by a financial advisor to render its fairness opinion is material to the public shareholders of Pan Pacific in determining how much weight to place on the fairness opinion and must therefore be disclosed.

vii.	In connection with the Comparable Transaction Analysis conducted by Houlihan Lokey, defendants have failed to provide side-by-side corresponding figures for Pan Pacific, thereby preventing Pan Pacific’s shareholders from being able to read and understand the information provided in context.

Information used by a financial advisor to render its fairness opinion is material to the public shareholders of ADE in determining how much weight to place on the fairness opinion and must therefore be disclosed.

viii.	In connection with the Implied Multiple and Premium Approaches Analyses, defendants have failed to provide the range of the per-share value indication.

Information used by a financial advisor to render its fairness opinion is material to the public shareholders of Pan Pacific in determining how much weight to place on the fairness opinion and must therefore be disclosed.

ix.	The financial forecasts and projections that Houlihan Lokey reviewed in connection with rendering its opinion.

Information used by a financial advisor to render its fairness opinion is material to the public shareholders of Pan Pacific in determining how much weight to place on the fairness opinion and must therefore be disclosed.

x.	Details of any anticipated future relationship between Houlihan Lokey and Kimco, including the amount of fees that Houlihan Lokey will receive as a result of that relationship.

Information with regard to any conflicts of interest that the Company’s financial advisor may have is material to the public shareholders in determining how much weight to place on the fairness opinion and must therefore be disclosed.

xi.	The investment banking firm with which Pan Pacific board met in October 2003.

Information regarding how the board complied with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Proposed Sale.

xii.	With regard to the three selected transaction candidates contacted by Pan Pacific in November 2003, what was done to evaluate “the likelihood of their interest” in Pan Pacific.

Information regarding how the board complied with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Proposed Sale.

xiii.	The price at which Pan Pacific was traded in 2003 when two of the three companies that Pan Pacific approached in 2003 advised that “they were not prepared to submit a proposal given the then trading price of Pan Pacific common stock.”

Information regarding how the board complied with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Proposed Sale.

xiv.	Whether Pan Pacific consulted and/or retained the services of any investment bank in connection with its negotiations with Kimco.

Information regarding how the board complied with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Proposed Sale.

xv.	The efforts by Pan Pacific in 2006 to ascertain the interest of any other entity, including the other two “selected transaction candidates” that it contacted in November 2003 in Pan Pacific.

Information regarding how the board complied with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Proposed Sale.

61. By reason of the foregoing, plaintiffs and each member of the Class are suffering irreparable injury, including injury for which there is no adequate remedy at law.

THIRD CAUSE OF ACTION

DERIVATIVE CLAIM FOR BREACH OF FIDUCIARY DUTIES OF CARE AND LOYALTY

(Against All Individual Defendants)

62. Plaintiffs repeat and reallege all previous allegations as if set forth in full herein.

63. The defendants have violated the fiduciary duties of due care and loyalty, owed under Maryland law to Pan Pacific and have acted to put their personal interests ahead of the interests of Pan Pacific.

64. By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as a part of a common plan, have attempted to advance their interests at the expense of Pan Pacific.

65. The Individual Defendants have violated their fiduciary duties by, among other things, negotiating and entering into the Proposed Sale at an inadequate consideration and by negotiating and entering into the settlement of the California Action which effectively releases all claims against the Individual Defendants for their malfeasance in connection with the Proposed Sale and the settlement of the California Action.

66. By reason of the foregoing, Pan Pacific is suffering irreparable injury, including injury for which there is no adequate remedy at law.

FOURTH CAUSE OF ACTION

AIDING AND ABETTING

(Against Kimco)

67. Plaintiffs repeat and reallege all previous allegations as if set forth in full herein.

68. The Individual Defendants owed plaintiffs, Pan Pacific, and Pan Pacific’s shareholders duties of care and loyalty. As earlier alleged, the Individual Defendants breached these fiduciary duties. Kimco has aided and abetted the Individual Defendants in the breaches of their fiduciary duties to Pan Pacific and its shareholders by, among other things, (a) prohibiting the Individual Defendants from negotiating with other prospective bidders for the Company, (b) negotiating a sale of the Company to Kimco with knowledge of the conflicts of interest and the unfairly low price the Individual Defendants have agreed to as a result of the same and (c) requiring Pan Pacific to pay it a break-up fee of $65 million if it accepts a superior proposal for the Company. The payment of the break-up fee serves is a substantial deterrence to other prospective buyers since they would be saddled with the burden of paying that fee. Further, the proposed sale of Pan Pacific to Kimco could not take place without the knowing participation of Kimco.

69. By reason of the foregoing, plaintiffs and each member of the Class have and will suffer irreparable harm, including harm for which they have no adequate remedy at law.

FIFTH CAUSE OF ACTION

CONSPIRACY

(Against All Defendants)

70. Plaintiffs repeat and reallege all previous allegations as if set forth in full herein.

71. Each Defendant agreed (or had an understanding) with the other Defendants {i.e., a confederation of at least two persons) (i) to accomplish an unlawful/tortious act (or acts) and/or (ii) to use unlawful/tortious means to accomplish an act (or acts) not in itself/themselves illegal/tortious. The unlawful and/or tortious acts include, but are not limited to, those set forth in (and by) Counts I - IV, above.

72. The unlawful act, or the unlawful means used to accomplish an act not in itself illegal, were done in furtherance of the conspiracy.

73. The unlawful act, or the unlawful means used to accomplish an act not in itself illegal, proximately caused damage to Plaintiffs.

74. Defendants conspired against Plaintiffs with evil or wrongful motive, intent to injure, or ill will; thus, each Defendant’s unlawful conspiracy was done with actual malice (in the sense of conscious and deliberate wrongdoing).

PRAYER FOR RELIEF

WHEREFORE, plaintiffs demand judgment as follows:

1. determining that this action is properly maintainable as a class action under Md. R, 2-231 and a derivative action, and certifying plaintiffs as class and derivative representatives;

2. declaring that defendants have breached their fiduciary duties to Pan Pacific, plaintiffs and the Class, conspired in such breaches and aided and abetted such breaches;

3. enjoining the sale of the Company and, if such sale is consummated, rescinding it;

4. awarding plaintiffs and the class compensatory and/or rescissory damages as allowed by law;

5. awarding interest, attorneys’ fees, expert fees and other costs, in an amount to be determined; and

6. granting such other relief as the Court may find just and proper.

DATED: August 30, 2006

BROWER PIVEN A Professional Corporation

Charles J. Piven Marshall N. Perkins The World Trade Center-Baltimore Suite 2525 401 East Pratt Street Baltimore, MD 21202 Telephone: 410-332-0030 Facsimile: 410-685-1300

BROWER PIVEN A Professional Corporation
David A.P. Brower Eighth Floor 488 Madison Avenue New York, NY 10022 Telephone: 212-501-9000

Facsimile: 212-501-0300

THE BRUALDI LAW FIRM

Richard B. Brualdi

Gaitri Boodhoo

Sue Lee

Ayesha Onyekwelu

29 Broadway, Suite 2400

New York, New York 10006

Telephone: (212) 952-0602

Facsimile: (212) 952-0608